Praxis Precision Medicines Provides Corporate Update and Reports Third Quarter 2024 Financial Results
Interim analysis for Study 1 of Essential3 Phase 3 program for ulixacaltamide in essential tremor (ET) confirmed for Q1 2025; NDA filing anticipated in 2025
Registrational Cohort 2 of EMBOLD study recruiting following unprecedented seizure freedom seen in positive topline EMBOLD results for Cohort 1 in SCN2A and SCN8A developmental and epileptic encephalopathies (DEEs)
Vormatrigine (PRAX-628) on track for topline from POWER1 study in focal epilepsy and RADIANT study in focal and generalized epilepsy in 2025
Maintains runway into 2027
BOSTON, November 6, 2024 — Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system (CNS) disorders characterized by neuronal excitation-inhibition imbalance, today provided a corporate update and reported financial results for the third quarter 2024.
“This quarter we made substantial strides in advancing our pipeline, notably progressing a third molecule with blockbuster potential, relutrigine, into late-stage development, while for ulixacaltamide we have finalized the operational plan to complete the interim analysis for Essential3 Study 1 in mid-Q1 2025. The positive topline results we shared this quarter from EMBOLD cohort 1 underscore relutrigine’s promise as a first- and best-in-class therapy for DEEs, demonstrating unmatched seizure-freedom and reduction in SCN2A and 8A patients, along with disease-modifying effects. As a result, we have rapidly advanced the SCN2A/8A program to registrational stage and are expanding our studies to cover a broader range of DEEs” said Marcio Souza, president and chief executive officer of Praxis.
Mr. Souza continued, “Our ENERGY program for vormatrigine (PRAX-628) is moving forward with strong interest, driven by insights from the ongoing observational EMPOWER study, and we are on track with our RADIANT and POWER1 trials. Additionally, we are actively exploring lifecycle expansion opportunities in Parkinson’s Disease and pain. With strong financial and clinical positioning, we are set to build on this momentum, advancing all four clinical programs towards registrational readiness in 2025.”
Recent Highlights and Anticipated Milestones:
Cerebrum™ Small Molecule Platform
•Ulixacaltamide for Essential Tremor (ET): Results of the planned interim analysis for Essential 3 Study 1 are expected Q1 2025.
oTiming of topline read-out for Study 1 and Study 2 in the Phase 3 Essential3 program will be updated upon review of the interim analysis.
oIn anticipation of positive outcomes with ulixacaltamide in ET, Praxis expects to re-initiate the Parkinson’s disease program in 2025.
oHighlighting the unmet need in ET, Praxis recently shared two surveys at the Movement Disorder Specialist Conference, with neurologist respondents sharing that 85% of their visits with ET patients are about finding treatment, while a survey of 400 ET patients show up to 80% adjust their daily activities due to their disease.
•Vormatrigine (PRAX-628) for Focal Onset Seizures and Generalized Epilepsy: Praxis continues to execute on its broad-ranging ENERGY program in focal onset seizures (FOS) and generalized epilepsy
oThe EMPOWER observational study, in partnership with the Epilepsy Study Consortium, aiming to better characterize seizure burden, started enrolling patients in the third quarter of 2024 and has already enrolled over 1,000 patients. Praxis expects the findings in EMPOWER to positively impact the ability to enroll patients in the ENERGY studies.

oRADIANT is a Phase 2 pharmacokinetics, safety and efficacy open-label study in patients with FOS or generalized epilepsy; topline results are anticipated in the first half of 2025.
oPOWER1 and POWER2 are 12-week Phase 2/3 studies in patients with FOS aiming to show efficacy of PRAX-628. POWER1 has recently been initiated, with topline results anticipated in the second half of 2025.
oGiven that vormatrigine is a potent Nav 1.7 and 1.8 inhibitor, Praxis is currently evaluating the potential for expansion into pain indications.
•Relutrigine (PRAX-562) for DEEs: In the third quarter, Praxis announced positive topline results for the Phase 2 EMBOLD cohort 1 study (N=15)
oHighlights from the topline results included:
•46% placebo-adjusted reduction in monthly motor seizure from baseline over a 16-week period.
•For patients continuing onto the ongoing open label extension (OLE), n=9, saw a 75% reduction in motor seizures from baseline.
•Over 30% of patients (n=5) achieved seizure freedom status while on relutrigine.
•Meaningful gains observed in alertness, communication and seizure severity suggest relutrigine has a disease modifying effect.
•Relutrigine was generally well-tolerated with no drug-related serious adverse events or dose reductions required.
oBased on the positive results of cohort 1, Praxis initiated a second cohort of the EMBOLD study to be sufficient for registration, aiming to enroll 80 patients, with topline results in the first half of 2026.
oSodium channel blockers are used broadly by DEE patients. Praxis has decided to initiate a registrational study (EMERALD) in all DEEs, which is planned to initiate in the first half of 2025 after alignment with regulators.
oRelutrigine has received Orphan Drug Designation (ODD) and Rare Pediatric Designation (RPD) from the FDA, and ODD from the European Medicines Agency (EMA) for the treatment of SCN2A-DEE and SCN8A-DEE.
Solidus™ Antisense Oligonucleotide (ASO) Platform
•Elsunersen (PRAX-222) for early-seizure-onset SCN2A Developmental Epilepsies: Elsunersen has previously received ODD and RPD from the FDA, and ODD and PRIME designations from the EMA for the treatment of SCN2A-DEE
oIn Q3, Praxis dosed the first patient in Brazil as part of a continuation of Part A of the EMBRAVE study.
oPraxis is continuing to harmonize the registrational study protocol, with plans to expand in the U.S. and Europe.
Third Quarter 2024 Financial Results:
As of September 30, 2024, Praxis had $411.2 million in cash, cash equivalents and marketable securities, compared to $81.3 million in cash and cash equivalents as of December 31, 2023. The increase of $329.9 million is primarily due to net proceeds from Praxis’ January 2024 and April 2024 follow-on public offerings and net proceeds from at-the-market sales of common stock, offset by cash used in operating activities.
Praxis recognized $0.3 million in collaboration revenue during the three months ended September 30, 2024, compared to $0.5 million during the three months ended September 30, 2023. The decrease of $0.2 million is associated with a decrease in the revenue recorded under the UCB Collaboration Agreement due to timing of work performed.
Research and development expenses were $41.9 million for the three months ended September 30, 2024, compared to $17.3 million for the three months ended September 30, 2023. The increase in research and development expenses of $24.6 million was primarily attributable to a $21.6 million increase in expense related to Praxis’ Cerebrum™ platform, a $4.0 million increase in personnel-related costs and a $0.4 million increase in indirect expenses, partially offset by a $1.5 million decrease in expense related to Praxis’ Solidus™ platform. General and administrative expenses were $15.3 million for the three months ended September 30, 2024, compared to $8.7 million for the three months ended September 30, 2023. The increase in general and administrative expenses of approximately $6.6 million was primarily due to a $4.6 million increase in personnel-related costs, a $1.4 million increase in professional expenses and a $0.5 million increase in other expenses.
Praxis reported a net loss of $51.9 million for the three months ended September 30, 2024, including $12.4 million of stock-based compensation expense, compared to $24.6 million for the three months ended September 30, 2023, including $5.8 million of stock-based compensation.
As of September 30, 2024, Praxis had 17.8 million shares of common stock outstanding.
Conference Call
Praxis Precision Medicines will host a conference call and webcast today at 8:00 a.m. ET to review the third quarter 2024 financial results and recent business highlights. Individuals may register for the conference call by clicking the registration link. Once registered, participants will receive dial-in details and a unique PIN which will allow them to access the call. An audio webcast will be accessible through the Events & Presentation page under the Investor Relations section of the Company’s website. Following the live webcast, an archived replay will also be available.
About Ulixacaltamide
Ulixacaltamide is a differentiated and highly selective small molecule inhibitor of T-type calcium channels designed to block abnormal neuronal burst firing in the Cerebello-Thalamo-Cortical (CTC) circuit correlated with tremor activity. Ulixacaltamide, the most advanced program within Praxis’ Cerebrum™ small molecule platform, is currently in late-stage development for the treatment of essential tremor, www.praxisessentialtremor.com.
About Vormatrigine (PRAX-628)
Vormatrigine is a next-generation, functionally selective small molecule targeting the hyperexcitable state of sodium-channels in the brain that is currently being developed as a once daily, oral treatment for adult focal onset seizures and generalized epilepsy. Preclinical data demonstrates vormatrigine is differentiated from standard of care, with the potential to be best-in-class for focal epilepsy. In vitro, vormatrigine has demonstrated superior selectivity for disease-state NaV channel hyperexcitability. In vivo studies of vormatrigine have demonstrated unprecedented potency in the maximal electroshock seizure (MES) model, a highly predictive translational model for efficacy in focal epilepsy. Data from the PRAX-628-101 study demonstrated that vormatrigine can be safely dosed in healthy subjects to greater than 15 times the predicted human equivalent of the rodent MES EC50.
About Relutrigine (PRAX-562)
Relutrigine is a first-in-class small molecule in development for the treatment of developmental and epileptic encephalopathy (DEE) as a preferential inhibitor of persistent sodium current, shown to be a key driver of seizure symptoms in early onset SCN2A-DEE and SCN8A-DEE. Relutrigine’s mechanism of sodium channel blocking is consistent with superior selectivity for disease state sodium channel (NaV) channel hyperexcitability. In vivo studies of relutrigine have demonstrated dose-dependent inhibition of seizures up to complete control of seizure activity in SCN2A, SCN8A and other DEE mouse models. Relutrigine has been generally well-tolerated in three Phase 1 studies and has demonstrated biomarker changes indicative of NaV channel blocking effects. Relutrigine has received ODD and RPD from the FDA, and ODD from the European Medicines Agency for the treatment of SCN2A-DEE and SCN8A-DEE. To learn more about the EMBOLD study, please visit https://www.emboldstudy.com.
About Elsunersen (PRAX-222)
Elsunersen is an antisense oligonucleotide (ASO) designed to selectively decrease SCN2A gene expression, directly targeting the underlying cause of early-seizure-onset SCN2A-DEE to treat seizures and other symptoms in patients with gain-of-function SCN2A mutations. In vitro studies of elsunersen have demonstrated reduction in both SCN2A gene expression and protein levels. In vivo, elsunersen has demonstrated significant, dose-dependent reduction in seizures, improvement in behavioral and locomotor activity and increased survival in SCN2A mouse models, with potential to be the first disease-modifying treatment for SCN2A-DEE. Elsunersen has received ODD and RPD from the FDA, and ODD and PRIME designations from the European Medicines Agency for the treatment of SCN2A-DEE. The Elsunersen program is ongoing under a collaboration with Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), and RogCon, Inc. To learn more about the EMBRAVE study, please visit https://www.embravestudy.com/.
About Praxis
Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating insights from genetic epilepsies into the development of therapies for CNS disorders characterized by neuronal excitation-inhibition imbalance. Praxis is applying genetic insights to the discovery and development of therapies for rare and more prevalent neurological disorders through our proprietary small molecule platform, Cerebrum™, and antisense oligonucleotide (ASO) platform, Solidus™, using our understanding of shared biological targets and circuits in the brain. Praxis has established a diversified, multimodal CNS portfolio including multiple programs across movement disorders and epilepsy, with four clinical-stage product candidates. For more information, please visit www.praxismedicines.com and follow us on Facebook, LinkedIn and Twitter/X.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and other federal securities laws, including express or implied statements regarding Praxis’ future expectations, plans and prospects, including, without limitation, statements regarding the anticipated timing of our clinical trials, the development of our product candidates and plans to initiate new clinical programs, the anticipated timing of regulatory submissions and interactions and our projected cash runway, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “anticipate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” and similar expressions that constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.
The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical trials; preliminary analyses from ongoing studies differing materially from final data from preclinical studies and completed clinical trials; the expected timing of clinical trials, data readouts and the results thereof, and submissions for regulatory approval or review by governmental authorities; regulatory approvals to conduct trials; and other risks concerning Praxis’ programs and operations as described in its Annual Report on Form 10-K for the year ended December 31, 2023 and other filings made with the Securities and Exchange Commission. Although Praxis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on information and factors currently known by Praxis. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. Praxis undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Investor Contact:
Praxis Precision Medicines
investors@praxismedicines.com
857-702-9452
Media Contact:
Dan Ferry
Life Science Advisors
Daniel@lifesciadvisors.com
617-430-7576

PRAXIS PRECISION MEDICINES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$168,645	$81,300
Marketable securities	242,528	—
Prepaid expenses and other current assets	3,016	3,580
Property and equipment, net	277	588
Operating lease right-of-use assets	1,374	2,064
Other non-current assets	416	416
Total assets	$416,256	$87,948
Liabilities and stockholders’ equity
Accounts payable	$15,010	$5,815
Accrued expenses	15,457	7,416
Operating lease liabilities	1,660	2,495
Deferred revenue	1,463	2,553
Common stock	14	13
Additional paid-in capital	1,159,382	723,577
Accumulated other comprehensive gain	1,331	—
Accumulated deficit	(778,061)	(653,921)
Total liabilities and stockholders' equity	$416,256	$87,948

PRAXIS PRECISION MEDICINES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Collaboration revenue	$302	$468	$1,090	$1,932
Operating expenses:
Research and development	41,881	17,260	96,125	68,378
General and administrative	15,256	8,724	41,174	32,121
Total operating expenses	57,137	25,984	137,299	100,499
Loss from operations	(56,835)	(25,516)	(136,209)	(98,567)
Other income:
Other income, net	4,925	884	12,069	2,168
Total other income	4,925	884	12,069	2,168
Net loss	$(51,910)	$(24,632)	$(124,140)	$(96,399)
Net loss per share attributable to common stockholders, basic and diluted	$(2.75)	$(2.72)	$(7.21)	$(16.73)
Weighted average common shares outstanding, basic and diluted	18,884,562	9,039,427	17,210,604	5,763,121